Exhibit 12.1

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
                              SELECTED QUARTERLY FINANCIAL DATA - (UNAUDITED)
                             (US dollars in thousands, except per share data)

                                                                    Quarter ended
                                           ---------------------------------------------------------------
                                             Mar. 31          Jun. 30         Sep. 30          Dec. 31
                                           -------------    -------------   -------------    -------------
Year ended December 31, 2002
   Net sales                                   $ 17,503         $ 20,507        $ 47,305         $ 39,331
   Gross profit                                   5,928            6,202          18,939           16,096
   Net income (loss)                             (1,575)             962           9,379            3,168
   Basic income (loss) per share                  (0.09)            0.05            0.53             0.18
   Diluted income (loss) per share                (0.09)            0.05            0.51             0.17

Year ended December 31, 2001
   Net sales                                   $ 11,773         $ 10,295        $ 37,233         $ 39,253
   Gross profit                                   3,142            3,588          13,975           13,151
   Net income (loss)                             (3,724)          (3,735)          4,110           (1,025)
   Basic income (loss) per share                  (0.21)           (0.21)           0.23            (0.06)
   Diluted income (loss) per share                (0.21)           (0.21)           0.23            (0.06)


Common Share Price                                                                 High             Low

2002 Quarter
   Fourth...................................................................... $  4.600         $  3.450
   Third.......................................................................    4.029            3.560
   Second......................................................................    4.600            3.800
   First.......................................................................    4.400            3.400

2001 Quarter
   Fourth...................................................................... $  4.900         $  2.531
   Third.......................................................................    4.250            2.400
   Second......................................................................    3.500            2.500
   First.......................................................................    3.375            1.625

2000 Quarter
   Fourth...................................................................... $  2.750         $  1.625
   Third.......................................................................    3.500            2.625
   Second......................................................................    7.063            2.688
   First.......................................................................   10.000            6.750
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